Exhibit 11.1

Code of Ethics

What is this Code of Ethics?

This Code of Ethics (the “Code”) establishes the ethical standards to be adopted among all employees of Nvni Group Limited (“the Company”) and its subsidiaries (together with the Company, the “Group”) and shall be applied in conjunction with the other regulations and internal norms of the Group.

This Code was approved by the Board of Directors of the Company in a meeting held on September 29, 2023 and is applicable to all employees of the Group, who must read this Code and sign, prior to their employment and annually thereafter

Clients, suppliers and service providers of the Group will have a clause in their contracts stating a commitment to observe and enforce the rules of this Code and its corresponding standards.

The standards, principles and recommendations written in this document represent our values, our commitment to the law and the best corporate governance practices. What is written here will be widely disseminated and shared among all employees of the Group, including its partners, shareholders, investors, board members, employees and interns, regardless of anyone’s position, role or tenure. Anyone representing the Group must abide by this Code.

This Code only includes the ethical standards to be adopted by employees and is not intended to include all the rules and conduct guidelines that we expect from employees.

However, if you have any questions regarding this Code, you can consult our corporate governance guidelines, which are available at www.nuvini.com.br. If necessary, do not hesitate to ask your manager or the Company’s Chief Financial Officer.

Failure to comply with this Code may result in punishments ranging from counseling and training to verbal warnings, suspension or even termination for cause. If you believe that the Group or any of its employees are violating any law, regulation or ethics, please report it to the Chief Financial Officer.

Who is subject to the Code?

All directors, officers, employees, suppliers, administrators, representatives, service providers, and other business partners of the Group, should be a parameter for all decisions and actions developed in the business environment and directly or indirectly related to the Group, within the scope of their functions and competencies, while at the service of the Group, whether in internal or external relations, they must observe the precepts of this Code.

This Code applies to the Company and its subsidiaries.

Nuvini’s Principles, Values and Duties

I.	Commitment to the user

All employees and recipients of this Code should always seek the highest standards of excellence in customer service through (i) innovative deliveries and (ii) continuous improvement of the Group’s processes with the highest sense of commitment and responsibility.

II.	Transparency

The Group values transparency in the information provided to its clients, suppliers and investors. The Group also follows strict rules and standards of integrity and veracity in the disclosure of relevant facts to the market.

III.	Ethics and Professional Integrity

We believe that all internal rules, laws and good practices do not exhaust the notion of what is the right thing to do. Therefore, we believe that ethical reflections and professional integrity of the Group’s employees should be a fundamental pillar of the Group’s existence. This includes (i) respect for the rights and privacy of our customers, partners and competitors, and (ii) repudiation of any form of discrimination, fraud, corruption or illegal acts of any kind.

In addition, we base our work on impartiality and decision-making without conflicts of interest. We do not accept:

a.	Any employee that uses his or her position within the Group to obtain advantages or benefits for themselves or others;

b.	Conduct that threatens or harms the work environment;

c.	Influence of any person within the Group in hiring an employee, supplier, service provider or any partner of the Group; and

d.	Dissemination of content in public spaces or social networks in disagreement with the values and principles established in this Code

IV.	Information Protection

We are aware that in our activities we process personal data and sensitive and confidential information. The Group is committed to the greatest possible extent to ensure the confidentiality and processing of data and information in accordance with legal, ethical and market practice standards.

V.	Collaboration

We believe that it is only possible to grow fast and deliver great solutions through collaborative work. The Company always respects and gives a voice to its employees so that there can be an exchange of ideas, reflections and positions about our products and our operations. We strongly reprehend any form of aggressive or discriminatory communication regarding race, color, origin, gender, sex, age, religion or any other element that harms people’s dignity.

Decision Making

At the Company, we highly value the autonomy and critical sense of our employees. As a result, we have adopted creative and simplified internal processes, which are intended to establish necessary standards for security, standardization, and corporate governance.

If an employee makes a mistake or witnesses a violation of this Code, he or she must report it to a manager or the appropriate person in accordance with the Group’s internal rules.

As a guide to facilitate the decision making process in any work circumstance, we recommend this test:

Stage	Points of Attention
Know the situation	Are you unsure that your decision is within our ethical standards?
Have you noticed, or do you suspect that your co-workers, clients or suppliers are acting in breach of this Code?
Think before you act	If you answered yes to any of the previous questions, summarize the situation – including options for action, consequences and potential affected parties.
Test your decision	Does your decision conflict with any Company rule or regulation?
Will your decision reflect negatively on you, your team or the Company?
Who else might be impacted by your decision? Are those people aware of your decision?
Would you be embarrassed if other people knew you made this decision?
Is there an alternative that does not present an ethical dilemma?
If this news was reported in the media, would it have bad repercussions?
What would a reasonable person think if they learned of your decision?
Decide with confidence	Formally communicate your decision and rationale to the interested parties.

Work Environment

We value harmonious and respectful coexistence in the work environment of the Group. We encourage team spirit and a work environment that has a balance of quality of life, which is a very important factor in attracting and retaining talent.

We do not accept any form of discrimination in our work environment.

The Group does not contribute or participate, directly or indirectly, in the activities of political parties, social movements, committees, political organizations, unions or any public body.

Diversity and Inclusion

At the Group, we value diversity in gender, race, thought, choice and sexual orientation. We do not tolerate humor that may in any way be offensive to underrepresented groups. We do not tolerate humor involving someone’s appearance, self-esteem, personality or physical body. We also do not tolerate hate speech towards anyone.

Integrity and Assets

All of the Group’s resources and assets, including physical infrastructure, e-mail addresses, internet, electronic equipment of any nature, computers, cell phones and software shall be used for professional purposes only and in accordance with the rules and guidelines established by this Code.

It is everyone’s obligation to use care and mindfulness in order to preserve and maintain work tools in good physical condition. The Group’s infrastructure may be inspected at any time by the Company and without prior notice by the Company.

Access to company premises must be restricted to the Group’s employees, suppliers or service providers with proper identification, except in areas of common use or in exceptional cases, such as corporate events with external guests. In any case, confidential information must not be divulged in the common areas of these facilities.

Conflict of Interest

Conflicts of Interest occur when an employee is in a situation where he/she may be led to make decisions based on personal matters or in favor of third parties, and not in the best interest of the Group.

Conflict of Interest situations are often unexpected and beyond the control of employees, but it is everyone’s duty to report conflicts so that they are monitored. We do not allow our employees to:

a.	maintain any kind of private business relationship, by itself or through third parties, with investors, customers, partners, suppliers or employees of the companies of the Group in order to represent a commercial advantage;

b.	use his or her position, function or the name of the Company and the Group to influence decisions in favor of his or her own interests; and

c.	hire relatives, friends, spouse, or business partners without authorization from his or her supervisor.

The performance of certain activities is allowed by the Group, provided that: (i) it is not related to competitors of any company of the Group; (ii) an employee is not a partner or provides services to a supplier or partner of the Group; (iii) the hours of the activities do not conflict with an employee’s contractual working hours; and (iv) the activity is expressly authorized by the employee’s superior.

Romantic and familial relationships between the Group’s employees are a potential conflict of interest and, therefore, must always be reported to the Company’s Chief Financial Officer, located at the Group’s headquarters in São Paulo, Brazil. The Chief Financial Officer, after consultation with legal counsel, will analyze whether there is a conflict of interest in these individuals working together.

Fraud, gifts and sponsorships

For purposes of this Code, fraud shall be understood as a situation in which the Group is misled by an employee, supplier or any person with the intent to obtain an improper advantage, financial or otherwise. Some examples include: alteration of financial data and reports or falsification of medical certificates.

We also do not accept anti-competitive or fraudulent practices in business relationships, such as: fabrication, manipulation, use of privileged information, or any professional practice that violates the law, this Code, or good customs.

Examples of unacceptable practices include:

●	authorizing, offering, promising, giving, requesting or accepting any money, gifts, discounts, perks or any other form of advantage that could in any way influence a Group employee’s business decision making;

●	starting or maintaining business with any person whose practices and values are not aligned with what is described in this Code;

●	accepting any gift, aid, gratuity, sponsorship or benefit of any kind in excess of $20.00 (twenty US dollars) from any third party related to the Group, such as suppliers, clients or business partners. When in doubt about the value of the gift, benefit or present being offered, do not accept it!

All sponsorships must be approved in advance by the Company’s Chief Financial Officer, after consultation with legal counsel.

Anti-Corruption and Anti-Bribery Laws

The Company absolutely does not condone practices related to bribes, kickbacks, illegal payments and any offer of items or advantages that could improperly influence or reward a client or supplier to contract any of our services, whether they are provided directly by the Group or through a third party such as a distributor, contractor, freight forwarder or any other representative.

Any third party conducting business on behalf of the Group must be aware of these rules.

Compliance with Law

All employees are required to comply with all applicable laws, rules and regulations in the jurisdiction in which we conduct business, although traffic violations and other minor offenses will not be considered violations of this Code. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, employees should comply with this Code, even if the conduct would otherwise be legal under applicable law. Although we do not expect that employees will know the details of these laws, rules and regulations, it is important that employees seek advice on compliance with any laws, rules and regulations if any questions regarding compliance arise.

Disclosures Made in Reports and Documents

It is important that the Group’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other regulatory agencies, and the Group’s other public communications, are full, fair, accurate, timely and understandable. The Group’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the Group. The Group maintains the highest commitment to its disclosure reporting requirements, and expects all employees to record information accurately and truthfully in the books and records of the Group.

Depending on his or her position with the Group, an employee may be called upon to provide necessary information to ensure that the Group’s public reports and regulatory filings, and other public communications, are full, fair, accurate, timely and understandable. The Group expects all employees to be diligent in providing accurate information to the inquiries that are made related to the Group’s public disclosure requirements.

Employees are required to cooperate and comply with the Group’s disclosure controls and procedures and internal control over financial reporting so that the Group’s reports and documents filed with the SEC and other regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

Use of Communication and Information Systems

Communication should be done in a professional, ethical manner. Communication must always be made with the aim to maintain the Group’s reputation.

It is prohibited to pass on information of any nature regarding the Group to friends, the press or other public entities, except when authorized or related to the marketing or public relations of the Group.

Our reporting and whistleblowing channels

If an employee witnesses or becomes aware, in any way, of any violation of this Code, any Internal Policy or Standard or any accounting, internal control or auditing matter, it is his or her duty to immediately report this violation to his or her supervisor and to the Company’s Chief Financial Officer, through the available channels (NuviLine through the Digital Ombudsman platform (www.ouvidordigital.com.br/gruponuvini; email, Slack and others). This channel ensures the secrecy and confidentiality of the source of information. In the case of the official reporting channel (NuviLine), we reinforce the guarantee of anonymity of the whistleblower and non-retaliation against those who report in good faith or support the investigations.

The Audit Committee is responsible for overseeing the receipt, retention and investigation of and response to all reports. The Company, under the supervision of legal counsel, will maintain a log of all reports, tracking their receipt, any investigation conducted, their resolution and the response given to the person making the report. Legal counsel will provide periodic summary reports thereof to the Audit Committee. All reports and all records relating to such reports will be retained in accordance with the Company’s records retention policy.

In addition, it is the duty of all employees of the Group to cooperate, as necessary, to safeguard and enforce the rules set forth in this Code, which represent the implementation of our values and our way of working.

Non-retaliation

The Company will ensure, when requested by the whistleblower, his or her absolute anonymity, and will provide them with knowledge and visibility of the measures taken. The Company does not tolerate any kind of retaliation to whistleblowers or cooperate in any way with an investigation, application of sanction or any measure related to safeguarding the provisions of this code.

Questions and Advice

If you have questions about anything related to this Code, you can check our corporate governance guidelines available at www.nuvini.com.br or consult directly with the responsible sectors the managers, directors and other leaders of the Company.

In addition, you can also, at any time, access the Company’s ethics and reporting channel at www.ouvidordigital.com.br/gruponuvini, managed by experts who will make every effort to maintain your anonymity and the confidentiality of your reports.

Training

We will have periodic and specific trainings. Everyone must participate in all trainings.

Failure to sign up or participate in the training sessions does not affect the employee’s duty to comply with the Code.

General Provisions

The Board of Directors of the Company shall submit this Code for periodic review, with the participation of the Audit Committee and legal counsel. Eventual investigations, sanctions or procedures of any nature related to the application of this Code shall be conducted in the most discreet and confidential manner possible, for the purpose of preserving the image, intimacy and moral integrity of those involved. Any information, data, document, meeting or procedure related to this Code or conducted by the Company’s legal counsel shall be treated as confidential for all purposes, as per our Information Security Policy.